Exhibit 99.1

Key Financial Data

$ millions for all balance sheet and income statement items
	2Q22	1Q22	2Q21

Income Statement Data
Net income available to common shareholders	$526	$474	$674
Net interest income (U.S. GAAP)	1,339	1,195	1,208
Net interest income (FTE)(a)	1,342	1,198	1,211
Noninterest income	676	684	741
Noninterest expense	1,112	1,222	1,153

Per Share Data
Earnings per share, basic	$0.76	$0.69	$0.95
Earnings per share, diluted	0.76	0.68	0.94
Book value per share	24.56	26.33	29.57
Tangible book value per share(a)	17.10	19.54	23.34

Balance Sheet & Credit Quality
Average portfolio loans and leases	$117,693	$113,467	$108,534
Average deposits	162,890	168,662	162,619
Net charge-off ratio(b)	0.21%	0.12%	0.16%
Nonperforming asset ratio(c)	0.47	0.49	0.61

Financial Ratios
Return on average assets	1.09%	0.96%	1.38%
Return on average common equity	12.3	10.0	13.0
Return on average tangible common equity(a)	17.5	13.4	16.6
CET1 capital(d)(e)	8.96	9.31	10.37
Net interest margin(a)	2.92	2.59	2.63
Efficiency(a)	55.1	64.9	59.1

Other than the Quarterly Financial Review tables, commentary is on a fully taxable-equivalent (FTE) basis unless otherwise noted. Consistent with SEC guidance in Regulation S-K that contemplates the calculation of tax-exempt income on a taxable-equivalent basis, net interest income, net interest margin, net interest rate spread, total revenue and the efficiency ratio are provided on an FTE basis.

Income Statement Highlights
($ in millions, except per share data)	For the Three Months Ended			% Change
	June	March	June
	2022	2022	2021	Seq	Yr/Yr
Condensed Statements of Income
Net interest income (NII)(a)	$1,342	$1,198	$1,211	12%	11%
Provision for (benefit from) credit losses	179	45	(115)	298%	NM
Noninterest income	676	684	741	(1)%	(9)%
Noninterest expense	1,112	1,222	1,153	(9)%	(4)%
Income before income taxes(a)	$727	$615	$914	18%	(20)%

Taxable equivalent adjustment	$3	$3	$3	—	—
Applicable income tax expense	162	118	202	37%	(20)%
Net income	$562	$494	$709	14%	(21)%
Dividends on preferred stock	36	20	35	80%	3%
Net income available to common shareholders	$526	$474	$674	11%	(22)%
Earnings per share, diluted	$0.76	$0.68	$0.94	12%	(19)%

Fifth Third Bancorp (NASDAQ®: FITB) today reported second quarter 2022 net income of $562 million compared to net income of $494 million in the prior quarter and $709 million in the year-ago quarter. Net income available to common shareholders in the current quarter was $526 million, or $0.76 per diluted share, compared to $474 million, or $0.68 per diluted share, in the prior quarter and $674 million, or $0.94 per diluted share, in the year-ago quarter.

Diluted earnings per share impact of certain item(s) - 2Q22

(after-tax impact(f); $ in millions, except per share data)

Valuation of Visa total return swap (noninterest income)	$(14)
Business disposition charges (noninterest income)	(5)
After-tax impact(f) of certain items	$(19)

Diluted earnings per share impact of certain item(s)[1]	$(0.03)

[1]Diluted earnings per share impact reflects 694.805 million average diluted shares outstanding

Net Interest Income
(FTE; $ in millions)(a)	For the Three Months Ended			% Change
	June	March	June
	2022	2022	2021	Seq	Yr/Yr
Interest Income
Interest income	$1,467	$1,292	$1,326	14%	11%
Interest expense	125	94	115	33%	9%
Net interest income (NII)	$1,342	$1,198	$1,211	12%	11%

Average Yield/Rate Analysis				bps Change
Yield on interest-earning assets	3.19%	2.79%	2.88%	40	31
Rate paid on interest-bearing liabilities	0.43%	0.33%	0.40%	10	3

Ratios
Net interest rate spread	2.76%	2.46%	2.48%	30	28
Net interest margin (NIM)	2.92%	2.59%	2.63%	33	29

Compared to the prior quarter, NII increased $144 million, or 12%, primarily reflecting higher market rates, as well as growth in investment portfolio balances and commercial & industrial (C&I) loan balances, partially offset by a reduction in prepayment penalties received in the investment portfolio (approximately $5 million in the current quarter compared to $24 million in the prior quarter) as well as lower interest income from government guaranteed mortgage buyouts. PPP-related income was $12 million in the current quarter compared to $20 million in the prior quarter. Compared to the prior quarter, NIM increased 33 bps, reflecting the benefit of higher market rates as well as a decrease in other short-term investments (primarily interest-bearing cash), partially offset by a reduction in prepayment penalties received in the investment portfolio.
Compared to the year-ago quarter, NII increased $131 million, or 11%, reflecting the recent benefits of higher market rates, as well as growth in investment portfolio balances and C&I loan balances, partially offset by lower PPP-related income and lower interest income from government guaranteed mortgage buyouts. Compared to the year-ago quarter, NIM increased 29 bps, reflecting the benefit of higher market rates as well as a decrease in other short-term investments (primarily interest-bearing cash).

Noninterest Income
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2022	2022	2021	Seq	Yr/Yr
Noninterest Income
Service charges on deposits	$154	$152	$149	1%	3%
Commercial banking revenue	137	135	160	1%	(14)%
Mortgage banking net revenue	31	52	64	(40)%	(52)%
Wealth and asset management revenue	140	149	145	(6)%	(3)%
Card and processing revenue	105	97	102	8%	3%
Leasing business revenue	56	62	61	(10)%	(8)%
Other noninterest income	85	52	49	63%	73%
Securities (losses) gains, net	(32)	(14)	10	129%	NM
Securities (losses) gains, net - non-qualifying hedges
on mortgage servicing rights	—	(1)	1	(100)%	(100)%
Total noninterest income	$676	$684	$741	(1)%	(9)%

Reported noninterest income decreased $8 million, or 1%, from the prior quarter, and decreased $65 million, or 9%, from the year-ago quarter. The reported results reflect the impact of certain items in the table below. Reported current quarter results included $32 million of net securities losses, which included $26 million in net losses attributable to mark-to-market impacts related to investments supporting non-qualified deferred compensation plans, as well as a $3 million loss attributable to market value changes on Fifth Third's shares of AvidXchange Holdings, Inc.

Noninterest Income excluding certain items
($ in millions)	For the Three Months Ended
	June	March	June
	2022	2022	2021
Noninterest Income excluding certain items
Noninterest income (U.S. GAAP)	$676	$684	$741
Valuation of Visa total return swap	18	11	37
Business disposition charges	6	—	—
Securities losses/(gains), net	32	14	(10)
Noninterest income excluding certain items(a)	$732	$709	$768

Compared to the prior quarter, noninterest income excluding certain items increased $23 million, or 3%. Compared to the year-ago quarter, noninterest income excluding certain items decreased $36 million, or 5%.
Compared to the prior quarter, service charges on deposits increased $2 million, or 1%, primarily reflecting an increase in consumer deposit fees, as an increase in gross commercial treasury management revenue was offset by earnings credits. Commercial banking revenue increased $2 million, or 1%, primarily driven by M&A advisory revenue and higher customer financial risk management revenue, partially offset by a decrease in corporate bond fees. Mortgage banking net revenue decreased $21 million, or 40%, primarily reflecting a $28 million decrease from MSR net valuation adjustments, partially offset by a $10 million increase in mortgage servicing revenue. Wealth and asset management revenue decreased $9 million, or 6%, driven by the impact of lower market values and seasonally strong tax-related private client service revenue from the prior quarter. Card and processing revenue increased $8 million, or 8%, primarily driven by higher spend volumes, partially offset by higher rewards. Leasing business revenue decreased $6 million, or 10%, reflecting the disposition of LaSalle Solutions. The increase in other noninterest income was primarily attributable to higher private equity income.
Compared to the year-ago quarter, service charges on deposits increased $5 million, or 3%, primarily reflecting an increase in commercial treasury management fees. Commercial banking revenue decreased $23 million, or 14%, primarily driven by decreases in corporate bond fees and loan syndication revenue, partially offset by an increase in customer financial risk management revenue. Mortgage banking net revenue decreased $33 million, or 52%, reflecting a $58 million decrease in origination fees and gains on loan sales and a $16 million reduction from MSR net valuation adjustments, partially offset by a $22 million increase in mortgage servicing revenue and a $19 million decrease in MSR asset decay reflecting slower prepayment speeds. Wealth and asset management revenue decreased $5 million, or 3%, reflecting lower personal asset management revenue. Card and processing revenue increased $3 million, or 3%, primarily driven by higher spend volumes, partially offset by higher rewards. Leasing business revenue decreased $5 million, or 8%, reflecting the disposition of LaSalle Solutions, partially offset by an increase in lease syndication revenue. The increase in other noninterest income was primarily attributable to higher private equity income.

Noninterest Expense
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2022	2022	2021	Seq	Yr/Yr
Noninterest Expense
Compensation and benefits	$584	$711	$638	(18)%	(8)%
Net occupancy expense	75	77	77	(3)%	(3)%
Technology and communications	98	101	94	(3)%	4%
Equipment expense	36	36	34	—	6%
Card and processing expense	20	19	20	5%	—
Leasing business expense	31	32	33	(3)%	(6)%
Marketing expense	28	24	20	17%	40%
Other noninterest expense	240	222	237	8%	1%
Total noninterest expense	$1,112	$1,222	$1,153	(9)%	(4)%

Compared to the prior quarter, noninterest expense decreased $110 million, or 9%, driven by a decrease in compensation and benefits expense, reflecting seasonally-higher compensation in the prior quarter, lower incentive-based compensation due to the current market dynamics, and overall expense discipline throughout the firm. Noninterest expense in the current quarter included a $27 million benefit related to the impact of non-qualified deferred compensation mark-to-market (compared to a $12 million benefit in the prior quarter). Excluding the non-qualified deferred compensation impacts from both periods, total noninterest expense decreased $95 million, or 8%.

Compared to the year-ago quarter, noninterest expense decreased $41 million, or 4%, reflecting a decrease in compensation and benefits expense. This was partially offset by higher marketing expense and an increase in technology and communications expense related to continued modernization investments.

Average Interest-Earning Assets
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2022	2022	2021	Seq	Yr/Yr
Average Portfolio Loans and Leases
Commercial loans and leases:
Commercial and industrial loans	$55,460	$52,554	$48,773	6%	14%
Commercial mortgage loans	10,710	10,521	10,459	2%	2%
Commercial construction loans	5,356	5,371	6,043	—	(11)%
Commercial leases	2,839	2,942	3,174	(4)%	(11)%
Total commercial loans and leases	$74,365	$71,388	$68,449	4%	9%
Consumer loans:
Residential mortgage loans	$17,363	$16,501	$15,883	5%	9%
Home equity	3,895	4,009	4,674	(3)%	(17)%
Indirect secured consumer loans	17,241	17,136	14,702	1%	17%
Credit card	1,704	1,691	1,770	1%	(4)%
Other consumer loans	3,125	2,742	3,056	14%	2%
Total consumer loans	$43,328	$42,079	$40,085	3%	8%
Total average portfolio loans and leases	$117,693	$113,467	$108,534	4%	8%

Memo:
Average PPP loans	$549	$1,012	$4,810	(46)%	(89)%
Average portfolio commercial and industrial loans - excl. PPP loans	$54,911	$51,542	$43,963	7%	25%

Average Loans and Leases Held for Sale
Commercial loans and leases held for sale	$7	$18	$52	(61)%	(87)%
Consumer loans held for sale	2,536	3,677	5,857	(31)%	(57)%
Total average loans and leases held for sale	$2,543	$3,695	$5,909	(31)%	(57)%

Total average loans and leases	$120,236	$117,162	$114,443	3%	5%

Securities (taxable and tax-exempt)	$54,538	$42,422	$36,917	29%	48%
Other short-term investments	9,632	28,310	33,558	(66)%	(71)%
Total average interest-earning assets	$184,406	$187,894	$184,918	(2)%	—

Compared to the prior quarter, total average portfolio loans and leases increased 4%, reflecting an increase in both commercial and consumer portfolios. Average commercial portfolio loans and leases increased 4%, primarily reflecting C&I loan growth of 6%. Average consumer portfolio loans increased 3%, reflecting higher residential mortgage and other consumer loans (primarily from the Dividend Finance acquisition), partially offset by lower home equity balances.
Compared to the year-ago quarter, total average portfolio loans and leases increased 8%, reflecting an increase in both commercial and consumer portfolios. Average commercial portfolio loans and leases increased 9%, primarily reflecting C&I loan growth of 14%, partially offset by lower commercial construction loans. Average consumer portfolio loans increased 8%, as higher indirect secured consumer and residential mortgage loans were partially offset by lower home equity balances.
Average loans and leases held for sale were $3 billion in the current quarter compared to $4 billion in the prior quarter and $6 billion in the year-ago quarter. Current quarter average loans and leases held for sale were impacted by a decline in residential mortgage balances (primarily from a decline in government guaranteed mortgage buyouts).
Average securities (taxable and tax-exempt) of $55 billion in the current quarter increased $12 billion, or 29%, compared to the prior quarter and increased $18 billion, or 48%, compared to the year-ago quarter. Average other short-term investments (including interest-bearing cash) of $10 billion in the current quarter decreased $19 billion, or 66%, compared to the prior quarter and decreased $24 billion, or 71%, compared to the year-ago quarter.

Total period-end commercial portfolio loans and leases of $75 billion increased 3% compared to the prior quarter, primarily reflecting C&I loan growth of 4%. Compared to the year-ago quarter, total period-end commercial portfolio loans increased 12%, primarily reflecting C&I loan growth of 18%, partially offset by lower commercial construction loan balances. Period-end commercial revolving line utilization was 37%, compared to 36% in the prior quarter and 31% in the year-ago quarter.
Period-end consumer portfolio loans of $44 billion increased 2% compared to the prior quarter, primarily reflecting higher other consumer loans (primarily from the Dividend Finance acquisition) and residential mortgage loans, partially offset by a decline in indirect secured consumer loan balances. Compared to the year-ago quarter, total period-end consumer portfolio loans increased 8%, reflecting an increase in indirect secured consumer loans and residential mortgage loans, partially offset by lower home equity balances.
Total period-end securities (taxable and tax-exempt; amortized cost) of $57 billion in the current quarter increased $6 billion, or 12%, compared to the prior quarter and increased $20 billion, or 54%, compared to the year-ago quarter. Period-end other short-term investments of $7 billion in the current quarter decreased $13 billion, or 64%, compared to the prior quarter and decreased $25 billion, or 77%, compared to the year-ago quarter.

Average Deposits
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2022	2022	2021	Seq	Yr/Yr
Average Deposits
Demand	$62,555	$64,212	$61,994	(3)%	1%
Interest checking	44,349	48,659	45,307	(9)%	(2)%
Savings	23,708	22,772	20,494	4%	16%
Money market	29,284	30,263	30,844	(3)%	(5)%
Foreign office(g)	139	126	140	10%	(1)%
Total transaction deposits	$160,035	$166,032	$158,779	(4)%	1%
CDs $250,000 or less	2,193	2,376	3,514	(8)%	(38)%
Total core deposits	$162,228	$168,408	$162,293	(4)%	—
CDs over $250,000	662	254	326	161%	103%
Total average deposits	$162,890	$168,662	$162,619	(3)%	—

Compared to the prior quarter, average core deposits decreased 4% as decreases in interest checking, demand deposit and money market balances (primarily reflecting runoff of excess and higher cost commercial deposits) were partially offset by increases in savings deposit balances. Average demand deposits represented 39% of total core deposits in the current quarter, relatively stable with the prior quarter. Average commercial transaction deposits decreased 8% and average consumer transaction deposits increased 1%.
Compared to the year-ago quarter, average core deposits were flat, as ongoing success in generating consumer household growth was offset by runoff of excess and higher cost commercial deposits. Average commercial transaction deposits decreased 5% and average consumer transaction deposits increased 7%.
The period end portfolio loan-to-core deposit ratio was 75% in the current quarter, compared to 68% in the prior quarter and 67% in the year-ago quarter.

Average Wholesale Funding
($ in millions)	For the Three Months Ended			% Change
	June	March	June
	2022	2022	2021	Seq	Yr/Yr
Average Wholesale Funding
CDs over $250,000	$662	$254	$326	161%	103%
Federal funds purchased	392	259	346	51%	13%
Other short-term borrowings	3,571	890	1,097	301%	226%
Long-term debt	11,164	11,165	13,883	—	(20)%
Total average wholesale funding	$15,789	$12,568	$15,652	26%	1%

Compared to the prior quarter, average wholesale funding increased 26%, reflecting increases in other short-term borrowings, jumbo CD balances, and federal funds purchased. During the quarter, $700 million in long-term debt was retired and $1 billion in long-term debt was issued. Compared to the year-ago quarter, average wholesale funding increased 1%, reflecting increases in other short-term borrowings, jumbo CD balances, and federal funds purchased, partially offset by decreases in long-term debt.

Credit Quality Summary
($ in millions)	As of and For the Three Months Ended
	June	March	December	September	June
	2022	2022	2021	2021	2021

Total nonaccrual portfolio loans and leases (NPLs)	$539	$534	$498	$528	$621
Repossessed property	6	5	5	4	5
OREO	14	27	24	27	31
Total nonperforming portfolio loans and leases and OREO (NPAs)	$559	$566	$527	$559	$657

NPL ratio(h)	0.45%	0.46%	0.44%	0.49%	0.58%
NPA ratio(c)	0.47%	0.49%	0.47%	0.52%	0.61%

Total loans and leases 30-89 days past due (accrual)	$294	$288	$254	$267	$281
Total loans and leases 90 days past due (accrual)	39	50	117	92	83

Allowance for loan and lease losses (ALLL), beginning	$1,908	$1,892	$1,954	$2,033	$2,208
Total net losses charged-off	(62)	(34)	(38)	(21)	(44)
Provision for (benefit from) loan and lease losses	168	50	(24)	(58)	(131)
ALLL, ending	$2,014	$1,908	$1,892	$1,954	$2,033

Reserve for unfunded commitments, beginning	$177	$182	$205	$189	$173
Provision for (benefit from) the reserve for unfunded commitments	11	(5)	(23)	16	16
Reserve for unfunded commitments, ending	$188	$177	$182	$205	$189

Total allowance for credit losses (ACL)	$2,202	$2,085	$2,074	$2,159	$2,222

ACL ratios:
As a % of portfolio loans and leases	1.85%	1.80%	1.85%	2.00%	2.06%
As a % of nonperforming portfolio loans and leases	408%	391%	416%	409%	358%
As a % of nonperforming portfolio assets	394%	369%	394%	386%	338%

ALLL as a % of portfolio loans and leases	1.70%	1.65%	1.69%	1.81%	1.89%

Total losses charged-off	$(90)	$(64)	$(77)	$(56)	$(103)
Total recoveries of losses previously charged-off	28	30	39	35	59
Total net losses charged-off	$(62)	$(34)	$(38)	$(21)	$(44)

Net charge-off ratio (NCO ratio)(b)	0.21%	0.12%	0.14%	0.08%	0.16%
Commercial NCO ratio	0.19%	0.05%	0.10%	0.03%	0.10%
Consumer NCO ratio	0.24%	0.25%	0.21%	0.16%	0.26%

Nonperforming portfolio loans and leases were $539 million in the current quarter, with the resulting NPL ratio of 0.45%. Compared to the prior quarter, NPLs increased $5 million with the NPL ratio decreasing 1 bp. Compared to the year-ago quarter, NPLs decreased $82 million with the NPL ratio decreasing 13 bps.
Nonperforming portfolio assets were $559 million in the current quarter, with the resulting NPA ratio of 0.47%. Compared to the prior quarter, NPAs decreased $7 million with the NPA ratio decreasing 2 bps. Compared to the year-ago quarter, NPAs decreased $98 million with the NPA ratio decreasing 14 bps.
The provision for credit losses totaled $179 million in the current quarter, including approximately $53 million for the provision expense for loans and unfunded commitments associated with the Dividend Finance acquisition. The allowance for credit loss ratio represented 1.85% of total portfolio loans and leases at quarter end, compared with 1.80% for the prior quarter end and 2.06% for the year-ago quarter end. In the current quarter, the allowance for credit losses represented 408% of nonperforming portfolio loans and leases and 394% of nonperforming portfolio assets.
Net charge-offs were $62 million in the current quarter, with the resulting NCO ratio of 0.21%. Compared to the prior quarter, net charge-offs increased $28 million and the NCO ratio increased 9 bps, reflecting higher charge-offs in the commercial portfolio. Compared to the year-ago quarter, net charge-offs increased $18 million and the NCO ratio increased 5 bps, reflecting higher commercial net charge-offs, offset by slightly lower consumer net charge-offs.

Capital Position
	As of and For the Three Months Ended
	June	March	December	September	June
	2022	2022	2021	2021	2021
Capital Position
Average total Bancorp shareholders' equity as a % of average assets	9.35%	10.23%	10.71%	11.16%	11.11%
Tangible equity(a)	8.05%	7.98%	7.97%	8.06%	8.35%
Tangible common equity (excluding AOCI)(a)	7.01%	6.96%	6.94%	7.01%	7.28%
Tangible common equity (including AOCI)(a)	5.82%	6.48%	7.47%	7.74%	8.18%

Regulatory Capital Ratios(d)(e)
CET1 capital	8.96%	9.31%	9.54%	9.86%	10.37%
Tier 1 risk-based capital	10.24%	10.63%	10.91%	11.28%	11.83%
Total risk-based capital	12.48%	12.93%	13.42%	13.94%	14.60%
Leverage	8.30%	8.32%	8.27%	8.41%	8.55%

The CET1 capital ratio was 8.96%, the tangible common equity to tangible assets ratio was 7.01% excluding AOCI, and 5.82% including AOCI. The Tier 1 risk-based capital ratio was 10.24%, the Total risk-based capital ratio was 12.48%, and the Leverage ratio was 8.30%.
On June 27, 2022, Fifth Third released its indicative stress capital buffer requirement resulting from the Federal Reserve
Board’s 2022 annual bank stress test, incorporating the supervisory severely adverse scenario published in February 2022. Fifth Third’s indicative stress capital buffer under this scenario is 2.5%, effective October 1, 2022. The stress capital buffer of 2.5% is the floor under the regulatory capital rules.

Tax Rate
The effective tax rate was 22.4% compared with 19.2% in the prior quarter and 22.1% in the year-ago quarter.
Corporate Profile
Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio, and the indirect parent company of Fifth Third Bank, National Association, a federally chartered institution. As of June 30, 2022, the Company had $207 billion in assets and operates 1,080 full-service Banking Centers, and 2,153 Fifth Third branded ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Georgia, North Carolina and South Carolina. In total, Fifth Third provides its customers with access to approximately 56,000 fee-free ATMs across the United States. Fifth Third operates four main businesses: Commercial Banking, Branch Banking, Consumer Lending, and Wealth & Asset Management. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2022, had $512 billion in assets under care, of which it managed $54 billion for individuals, corporations and not-for-profit organizations through its Trust and Registered Investment Advisory businesses. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® Global Select Market under the symbol “FITB.”

Earnings Release End Notes
(a)Non-GAAP measure; see discussion of non-GAAP reconciliation.
(b)Net losses charged-off as a percent of average portfolio loans and leases presented on an annualized basis.
(c)Nonperforming portfolio assets as a percent of portfolio loans and leases and OREO.
(d)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.
(e)Current period regulatory capital ratios are estimated.
(f)Assumes a 23% tax rate.
(g)Includes commercial customer Eurodollar sweep balances for which the Bank pays rates comparable to other commercial deposit accounts.
(h)Nonperforming portfolio loans and leases as a percent of portfolio loans and leases.

FORWARD-LOOKING STATEMENTS

This release contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder. All statements other than statements of historical fact are forward-looking statements. These statements relate to our financial condition, results of operations, plans, objectives, future performance, capital actions or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K as updated by our filings with the U.S. Securities and Exchange Commission (“SEC”).

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) effects of the global COVID-19 pandemic; (2) deteriorating credit quality; (3) loan concentration by location or industry of borrowers or collateral; (4) problems encountered by other financial institutions; (5) inadequate sources of funding or liquidity; (6) unfavorable actions of rating agencies; (7) inability to maintain or grow deposits; (8) limitations on the ability to receive dividends from subsidiaries; (9) cyber-security risks; (10) Fifth Third’s ability to secure confidential information and deliver products and services through the use of computer systems and telecommunications networks; (11) failures by third-party service providers; (12) inability to manage strategic initiatives and/or organizational changes; (13) inability to implement technology system enhancements; (14) failure of internal controls and other risk management systems; (15) losses related to fraud, theft, misappropriation or violence; (16) inability to attract and retain skilled personnel; (17) adverse impacts of government regulation; (18) governmental or regulatory changes or other actions; (19) failures to meet applicable capital requirements; (20) regulatory objections to Fifth Third’s capital plan; (21) regulation of Fifth Third’s derivatives activities; (22) deposit insurance premiums; (23) assessments for the orderly liquidation fund; (24) replacement of LIBOR; (25) weakness in the national or local economies; (26) global political and economic uncertainty or negative actions; (27) changes in interest rates; (28) changes and trends in capital markets; (29) fluctuation of Fifth Third’s stock price; (30) volatility in mortgage banking revenue; (31) litigation, investigations, and enforcement proceedings by governmental authorities; (32) breaches of contractual covenants, representations and warranties; (33) competition and changes in the financial services industry; (34) changing retail distribution strategies, customer preferences and behavior; (35) difficulties in identifying, acquiring or integrating suitable strategic partnerships, investments or acquisitions; (36) potential dilution from future acquisitions; (37) loss of income and/or difficulties encountered in the sale and separation of businesses, investments or other assets; (38) results of investments or acquired entities; (39) changes in accounting standards or interpretation or declines in the value of Fifth Third’s goodwill or other intangible assets; (40) inaccuracies or other failures from the use of models; (41) effects of critical accounting policies and judgments or the use of inaccurate estimates; (42) weather-related events, other natural disasters, or health emergencies (including pandemics); (43) the impact of reputational risk created by these or other developments on such matters as business generation and retention, funding and liquidity; (44) changes in law or requirements imposed by Fifth Third’s regulators impacting our capital actions, including dividend payments and stock repurchases; and (45) Fifth Third's ability to meet its sustainability targets, goals and commitments.

You should refer to our periodic and current reports filed with the Securities and Exchange Commission, or “SEC,” for further information on other factors, which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to us. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as may be required by law, and we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The information contained herein is intended to be reviewed in its totality, and any stipulations, conditions or provisos that apply to a given piece of information in one part of this press release should be read as applying mutatis mutandis to every other instance of such information appearing herein.
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Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended			% Change		Year to Date		% Change
(unaudited)	June	March	June			June	June
	2022	2022	2021	Seq	Yr/Yr	2022	2021	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,081	$983	$1,035	10%	4%	$2,062	$2,064	—
Interest on securities	369	294	279	26%	32%	663	543	22%
Interest on other short-term investments	14	12	9	17%	56%	27	17	59%
Total interest income	1,464	1,289	1,323	14%	11%	2,752	2,624	5%

Interest Expense
Interest on deposits	25	11	15	127%	67%	36	36	—
Interest on federal funds purchased	1	—	—	NM	NM	1	—	NM
Interest on other short-term borrowings	12	—	—	NM	NM	13	1	NM
Interest on long-term debt	87	83	100	5%	(13%)	168	202	(17%)
Total interest expense	125	94	115	33%	9%	218	239	(9%)

Net Interest Income	1,339	1,195	1,208	12%	11%	2,534	2,385	6%

Provision for (benefit from) credit losses	179	45	(115)	298%	NM	224	(288)	NM
Net Interest Income After Provision for (Benefit from) Credit Losses	1,160	1,150	1,323	1%	(12%)	2,310	2,673	(14%)

Noninterest Income
Service charges on deposits	154	152	149	1%	3%	306	292	5%
Commercial banking revenue	137	135	160	1%	(14%)	272	313	(13%)
Mortgage banking net revenue	31	52	64	(40%)	(52%)	83	149	(44%)
Wealth and asset management revenue	140	149	145	(6%)	(3%)	289	288	—
Card and processing revenue	105	97	102	8%	3%	201	196	3%
Leasing business revenue	56	62	61	(10%)	(8%)	118	148	(20%)
Other noninterest income	85	52	49	63%	73%	138	92	50%
Securities (losses) gains, net	(32)	(14)	10	129%	NM	(47)	13	NM
Securities (losses) gains, net - non-qualifying hedges on mortgage servicing rights	—	(1)	1	(100%)	(100%)	(1)	(1)	—
Total noninterest income	676	684	741	(1%)	(9%)	1,359	1,490	(9%)

Noninterest Expense
Compensation and benefits	584	711	638	(18%)	(8%)	1,295	1,343	(4%)
Net occupancy expense	75	77	77	(3%)	(3%)	152	156	(3%)
Technology and communications	98	101	94	(3%)	4%	199	187	6%
Equipment expense	36	36	34	—	6%	72	68	6%
Card and processing expense	20	19	20	5%	—	38	50	(24%)
Leasing business expense	31	32	33	(3%)	(6%)	63	68	(7%)
Marketing expense	28	24	20	17%	40%	52	43	21%
Other noninterest expense	240	222	237	8%	1%	463	454	2%
Total noninterest expense	1,112	1,222	1,153	(9%)	(4%)	2,334	2,369	(1%)
Income Before Income Taxes	724	612	911	18%	(21%)	1,335	1,794	(26%)
Applicable income tax expense	162	118	202	37%	(20%)	279	391	(29%)
Net Income	562	494	709	14%	(21%)	1,056	1,403	(25%)
Dividends on preferred stock	36	20	35	80%	3%	56	55	2%
Net Income Available to Common Shareholders	$526	$474	$674	11%	(22%)	$1,000	$1,348	(26%)

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
$ in millions	For the Three Months Ended
(unaudited)	June	March	December	September	June
	2022	2022	2021	2021	2021
Interest Income
Interest and fees on loans and leases	$1,081	$983	$1,000	$1,014	$1,035
Interest on securities	369	294	281	266	279
Interest on other short-term investments	14	12	13	12	9
Total interest income	1,464	1,289	1,294	1,292	1,323

Interest Expense
Interest on deposits	25	11	11	12	15
Interest on other short-term borrowings	12	—	—	—	—
Interest on long-term debt	87	83	86	91	100
Total interest expense	125	94	97	103	115

Net Interest Income	1,339	1,195	1,197	1,189	1,208

Provision for (benefit from) credit losses	179	45	(47)	(42)	(115)
Net Interest Income After Provision for (Benefit from) Credit Losses	1,160	1,150	1,244	1,231	1,323

Noninterest Income
Service charges on deposits	154	152	156	152	149
Commercial banking revenue	137	135	171	152	160
Mortgage banking net revenue	31	52	35	86	64
Wealth and asset management revenue	140	149	150	147	145
Card and processing revenue	105	97	104	102	102
Leasing business revenue	56	62	74	78	61
Other noninterest income	85	52	120	120	49
Securities (losses) gains, net	(32)	(14)	(19)	(1)	10
Securities (losses) gains, net - non-qualifying hedges on mortgage servicing rights	—	(1)	—	—	1
Total noninterest income	676	684	791	836	741

Noninterest Expense
Compensation and benefits	584	711	655	627	638
Net occupancy expense	75	77	77	79	77
Technology and communications	98	101	103	98	94
Equipment expense	36	36	36	34	34
Card and processing expense	20	19	19	19	20
Leasing business expense	31	32	36	33	33
Marketing expense	28	24	35	29	20
Other noninterest expense	240	222	245	253	237
Total noninterest expense	1,112	1,222	1,206	1,172	1,153
Income Before Income Taxes	724	612	829	895	911
Applicable income tax expense	162	118	167	191	202
Net Income	562	494	662	704	709
Dividends on preferred stock	36	20	35	20	35
Net Income Available to Common Shareholders	$526	$474	$627	$684	$674

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of			% Change
(unaudited)	June	March	June
	2022	2022	2021	Seq	Yr/Yr
Assets
Cash and due from banks	$3,437	$3,049	$3,285	13%	5%
Other short-term investments	7,419	20,529	32,409	(64%)	(77%)
Available-for-sale debt and other securities(a)	52,837	48,832	38,012	8%	39%
Held-to-maturity securities(b)	5	6	10	(17%)	(50%)
Trading debt securities	293	324	711	(10%)	(59%)
Equity securities	326	358	341	(9%)	(4%)
Loans and leases held for sale	2,542	2,616	5,730	(3%)	(56%)
Portfolio loans and leases:
Commercial and industrial loans	56,095	53,909	47,564	4%	18%
Commercial mortgage loans	10,748	10,694	10,347	1%	4%
Commercial construction loans	5,357	5,420	5,871	(1%)	(9%)
Commercial leases	2,850	2,915	3,238	(2%)	(12%)
Total commercial loans and leases	75,050	72,938	67,020	3%	12%
Residential mortgage loans	17,566	17,144	16,131	2%	9%
Home equity	3,906	3,916	4,545	—	(14%)
Indirect secured consumer loans	17,017	17,424	15,192	(2%)	12%
Credit card	1,763	1,690	1,793	4%	(2%)
Other consumer loans	3,521	2,753	3,052	28%	15%
Total consumer loans	43,773	42,927	40,713	2%	8%
Portfolio loans and leases	118,823	115,865	107,733	3%	10%
Allowance for loan and lease losses	(2,014)	(1,908)	(2,033)	6%	(1%)
Portfolio loans and leases, net	116,809	113,957	105,700	3%	11%
Bank premises and equipment	2,118	2,102	2,073	1%	2%
Operating lease equipment	600	622	715	(4%)	(16%)
Goodwill	4,926	4,514	4,259	9%	16%
Intangible assets	194	145	117	34%	66%
Servicing rights	1,582	1,444	818	10%	93%
Other assets	13,694	12,961	11,210	6%	22%
Total Assets	$206,782	$211,459	$205,390	(2%)	1%

Liabilities
Deposits:
Demand	$60,859	$65,590	$62,760	(7%)	(3%)
Interest checking	43,338	48,836	44,872	(11%)	(3%)
Savings	23,748	23,622	20,667	1%	15%
Money market	28,792	29,947	30,564	(4%)	(6%)
Foreign office	177	115	152	54%	16%
CDs $250,000 or less	2,125	2,267	2,958	(6%)	(28%)
CDs over $250,000	2,135	234	310	812%	589%
Total deposits	161,174	170,611	162,283	(6%)	(1%)
Federal funds purchased	711	250	338	184%	110%
Other short-term borrowings	7,057	872	1,130	709%	525%
Accrued taxes, interest and expenses	1,683	1,471	2,045	14%	(18%)
Other liabilities	6,197	7,263	4,304	(15%)	44%
Long-term debt	10,990	10,815	12,364	2%	(11%)
Total Liabilities	187,812	191,282	182,464	(2%)	3%
Equity
Common stock(c)	2,051	2,051	2,051	—	—
Preferred stock	2,116	2,116	2,116	—	—
Capital surplus	3,636	3,615	3,602	1%	1%
Retained earnings	20,818	20,501	19,343	2%	8%
Accumulated other comprehensive (loss) income	(2,644)	(1,096)	1,974	141%	NM
Treasury stock	(7,007)	(7,010)	(6,160)	—	14%
Total Equity	18,970	20,177	22,926	(6%)	(17%)
Total Liabilities and Equity	$206,782	$211,459	$205,390	(2%)	1%
(a) Amortized cost	$56,140	$50,171	$36,081	12%	56%
(b) Market values	5	6	10	(17%)	(50%)
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	—	—
Outstanding, excluding treasury	686,152	685,905	703,740	—	(2%)
Treasury	237,741	237,987	220,153	—	8%

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
$ in millions, except per share data	As of
(unaudited)	June	March	December	September	June
	2022	2022	2021	2021	2021
Assets
Cash and due from banks	$3,437	$3,049	$2,994	$3,213	$3,285
Other short-term investments	7,419	20,529	34,572	34,203	32,409
Available-for-sale debt and other securities(a)	52,837	48,832	38,110	37,870	38,012
Held-to-maturity securities(b)	5	6	8	8	10
Trading debt securities	293	324	512	685	711
Equity securities	326	358	376	329	341
Loans and leases held for sale	2,542	2,616	4,415	5,203	5,730
Portfolio loans and leases:
Commercial and industrial loans	56,095	53,909	51,659	47,834	47,564
Commercial mortgage loans	10,748	10,694	10,316	10,300	10,347
Commercial construction loans	5,357	5,420	5,241	5,456	5,871
Commercial leases	2,850	2,915	3,052	3,130	3,238
Total commercial loans and leases	75,050	72,938	70,268	66,720	67,020
Residential mortgage loans	17,566	17,144	16,397	16,158	16,131
Home equity	3,906	3,916	4,084	4,276	4,545
Indirect secured consumer loans	17,017	17,424	16,783	16,004	15,192
Credit card	1,763	1,690	1,766	1,744	1,793
Other consumer loans	3,521	2,753	2,752	3,009	3,052
Total consumer loans	43,773	42,927	41,782	41,191	40,713
Portfolio loans and leases	118,823	115,865	112,050	107,911	107,733
Allowance for loan and lease losses	(2,014)	(1,908)	(1,892)	(1,954)	(2,033)
Portfolio loans and leases, net	116,809	113,957	110,158	105,957	105,700
Bank premises and equipment	2,118	2,102	2,120	2,101	2,073
Operating lease equipment	600	622	616	647	715
Goodwill	4,926	4,514	4,514	4,514	4,259
Intangible assets	194	145	156	169	117
Servicing rights	1,582	1,444	1,121	943	818
Other assets	13,694	12,961	11,444	11,889	11,210
Total Assets	$206,782	$211,459	$211,116	$207,731	$205,390

Liabilities
Deposits:
Demand	$60,859	$65,590	$65,088	$63,879	$62,760
Interest checking	43,338	48,836	48,870	45,964	44,872
Savings	23,748	23,622	22,227	21,423	20,667
Money market	28,792	29,947	30,263	30,652	30,564
Foreign office	177	115	121	202	152
CDs $250,000 or less	2,125	2,267	2,486	2,691	2,958
CDs over $250,000	2,135	234	269	297	310
Total deposits	161,174	170,611	169,324	165,108	162,283
Federal funds purchased	711	250	281	309	338
Other short-term borrowings	7,057	872	980	949	1,130
Accrued taxes, interest and expenses	1,683	1,471	2,233	2,083	2,045
Other liabilities	6,197	7,263	4,267	5,339	4,304
Long-term debt	10,990	10,815	11,821	11,419	12,364
Total Liabilities	187,812	191,282	188,906	185,207	182,464
Equity
Common stock(c)	2,051	2,051	2,051	2,051	2,051
Preferred stock	2,116	2,116	2,116	2,116	2,116
Capital surplus	3,636	3,615	3,624	3,611	3,602
Retained earnings	20,818	20,501	20,236	19,817	19,343
Accumulated other comprehensive (loss) income	(2,644)	(1,096)	1,207	1,637	1,974
Treasury stock	(7,007)	(7,010)	(7,024)	(6,708)	(6,160)
Total Equity	18,970	20,177	22,210	22,524	22,926
Total Liabilities and Equity	$206,782	$211,459	$211,116	$207,731	$205,390
(a) Amortized cost	$56,140	$50,171	$36,941	$36,308	$36,081
(b) Market values	5	6	8	8	10
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000
Outstanding, excluding treasury	686,152	685,905	682,778	689,790	703,740
Treasury	237,741	237,987	241,115	234,102	220,153

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Changes in Equity
$ in millions
(unaudited)
	For the Three Months Ended		Year to Date
	June	June	June	June
	2022	2021	2022	2021
Total Equity, Beginning	$20,177	$22,595	$22,210	$23,111
Net income	562	709	1,056	1,403
Other comprehensive loss, net of tax:
Change in unrealized (losses) gains:
Available-for-sale debt securities	(1,506)	230	(3,437)	(459)
Qualifying cash flow hedges	(43)	(49)	(416)	(170)
Change in accumulated other comprehensive income related to employee benefit plans	1	1	2	2
Comprehensive income	(986)	891	(2,795)	776
Cash dividends declared:
Common stock	(209)	(192)	(418)	(387)
Preferred stock	(36)	(35)	(56)	(55)
Impact of stock transactions under stock compensation plans, net	24	15	29	9
Shares acquired for treasury	—	(347)	—	(527)
Other	—	(1)	—	(1)
Total Equity, Ending	$18,970	$22,926	$18,970	$22,926

Fifth Third Bancorp and Subsidiaries
Regulatory Capital
$ in millions	As of
(unaudited)	June	March	December	September	June
	2022(a)	2022	2021	2021	2021
Regulatory Capital(b)
CET1 capital	$14,830	$14,937	$14,781	$14,673	$15,050
Additional tier 1 capital	2,116	2,116	2,116	2,116	2,116
Tier 1 capital	16,946	17,053	16,897	16,789	17,166
Tier 2 capital	3,713	3,676	3,892	3,953	4,018
Total regulatory capital	$20,659	$20,729	$20,789	$20,742	$21,184
Risk-weighted assets	$165,502	$160,352	$154,860	$148,827	$145,084

Ratios
Average total Bancorp shareholders’ equity as a percent of average assets	9.35%	10.23%	10.71%	11.16%	11.11%

Regulatory Capital Ratios(b)
Fifth Third Bancorp
CET1 capital	8.96%	9.31%	9.54%	9.86%	10.37%
Tier 1 risk-based capital	10.24%	10.63%	10.91%	11.28%	11.83%
Total risk-based capital	12.48%	12.93%	13.42%	13.94%	14.60%
Leverage	8.30%	8.32%	8.27%	8.41%	8.55%

Fifth Third Bank, National Association
Tier 1 risk-based capital	10.60%	10.85%	10.90%	11.25%	11.67%
Total risk-based capital	12.03%	12.24%	12.33%	12.79%	13.27%
Leverage	8.62%	8.51%	8.29%	8.43%	8.46%
(a)Current period regulatory capital data and ratios are estimated.
(b)Regulatory capital ratios are calculated pursuant to the five-year transition provision option to phase in the effects of CECL on regulatory capital after its adoption on January 1, 2020.

Use of Non-GAAP Financial Measures
In addition to GAAP measures, management considers various non-GAAP measures when evaluating the performance of the business, including: “net interest income (FTE),” “interest income (FTE),” “net interest margin (FTE),” “net interest rate spread (FTE),” “income before income taxes (FTE),” “tangible net income available to common shareholders,” “average tangible common equity,” “return on average tangible common equity,” “tangible common equity (excluding AOCI),” “tangible common equity (including AOCI),” “tangible equity,” “tangible book value per share,” “tangible book value per share (excluding AOCI),” “adjusted noninterest income,” “noninterest income excluding certain items,” “adjusted noninterest expense,” “noninterest expense excluding certain items,” “pre-provision net revenue,” “adjusted efficiency ratio,” “adjusted return on average common equity,” “adjusted return on average tangible common equity,” “adjusted return on average tangible common equity, excluding accumulated other comprehensive income", “adjusted pre-provision net revenue,” “adjusted return on average assets,” “efficiency ratio (FTE),” “total revenue (FTE),” “noninterest income as a percent of total revenue”, and certain ratios derived from these measures. The Bancorp believes these non-GAAP measures provide useful information to investors because these are among the measures used by the Fifth Third management team to evaluate operating performance and to make day-to-day operating decisions.

The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this presentation to be the preferred industry measurement of net interest income and net interest margin as it provides a relevant comparison between taxable and non-taxable amounts.

The Bancorp believes tangible net income available to common shareholders, average tangible common equity, tangible common equity (excluding AOCI), tangible common equity (including AOCI), tangible equity, tangible book value per share and return on average tangible common equity are important measures for evaluating the performance of the business without the impacts of intangible items, whether acquired or created internally, in a manner comparable to other companies in the industry who present similar measures.

The Bancorp believes noninterest income, noninterest expense, net interest income, net interest margin, pre-provision net revenue, efficiency ratio, noninterest income as a percent of total revenue, return on average common equity, return on average tangible common equity, and return on average assets are important measures that adjust for significant, unusual, or large transactions that may occur in a reporting period which management does not consider indicative of ongoing financial performance and enhances comparability of results with prior periods.

The Bancorp believes noninterest income excluding certain items and noninterest expense excluding certain items are important measures that adjust for certain components that are prone to significant period-to-period changes in order to facilitate the explanation of variances in the noninterest income and noninterest expense line items.

Management considers various measures when evaluating capital utilization and adequacy, including the tangible equity and tangible common equity (including and excluding AOCI), in addition to capital ratios defined by U.S. banking agencies. These calculations are intended to complement the capital ratios defined by U.S. banking agencies for both absolute and comparative purposes. These ratios are not formally defined by U.S. GAAP or codified in the federal banking regulations and, therefore, are considered to be non-GAAP financial measures. Management believes that providing the tangible common equity ratio excluding AOCI on certain assets and liabilities enables investors and others to assess the Bancorp’s use of equity without the effects of changes in AOCI, some of which are uncertain; providing the tangible common equity ratio including AOCI enables investors and others to assess the Bancorp’s use of equity if components of AOCI, such as unrealized gains or losses, were to be monetized.

Please note that although non-GAAP financial measures provide useful insight, they should not be considered in isolation or relied upon as a substitute for analysis using GAAP measures.

Please see reconciliations of all historical non-GAAP measures used in this release to the most directly comparable GAAP measures, beginning on the following page.

	Fifth Third Bancorp and Subsidiaries
	Non-GAAP Reconciliation
	$ and shares in millions	As of and For the Three Months Ended
	(unaudited)	June	March	December	September	June
		2022	2022	2021	2021	2021
	Net interest income	$1,339	$1,195	$1,197	$1,189	$1,208
	Add: Taxable equivalent adjustment	3	3	3	3	3
	Net interest income (FTE) (a)	1,342	1,198	1,200	1,192	1,211

	Net interest income (annualized) (b)	5,371	4,846	4,749	4,717	4,845
	Net interest income (FTE) (annualized) (c)	5,383	4,859	4,761	4,729	4,857

	Interest income	1,464	1,289	1,294	1,292	1,323
	Add: Taxable equivalent adjustment	3	3	3	3	3
	Interest income (FTE)	1,467	1,292	1,297	1,295	1,326
	Interest income (FTE) (annualized) (d)	5,884	5,240	5,146	5,138	5,319

	Interest expense (annualized) (e)	501	381	385	409	461
	Average interest-earning assets (f)	184,406	187,894	187,045	182,801	184,918
	Average interest-bearing liabilities (g)	115,462	116,764	115,725	113,548	115,951

	Net interest margin (b) / (f)	2.91%	2.58%	2.54%	2.58%	2.62%
	Net interest margin (FTE) (c) / (f)	2.92%	2.59%	2.55%	2.59%	2.63%
	Net interest rate spread (FTE) (d) / (f) - (e) / (g)	2.76%	2.46%	2.42%	2.45%	2.48%

	Income before income taxes	$724	$612	$829	$895	$911
	Add: Taxable equivalent adjustment	3	3	3	3	3
	Income before income taxes (FTE)	727	615	832	898	914

	Net income available to common shareholders	526	474	627	684	674
	Add: Intangible amortization, net of tax	9	9	9	9	8
	Tangible net income available to common shareholders (h)	535	483	636	693	682
	Tangible net income available to common shareholders (annualized) (i)	2,146	1,959	2,523	2,749	2,735

	Average Bancorp shareholders’ equity	19,248	21,402	22,449	22,927	22,927
Less:	Average preferred stock	(2,116)	(2,116)	(2,116)	(2,116)	(2,116)
	Average goodwill	(4,744)	(4,514)	(4,514)	(4,430)	(4,259)
	Average intangible assets	(158)	(150)	(162)	(149)	(122)
	Average tangible common equity, including AOCI (j)	12,230	14,622	15,657	16,232	16,430
Less:	Average AOCI	2,397	(129)	(1,382)	(1,980)	(1,968)
	Average tangible common equity, excluding AOCI (k)	14,627	14,493	14,275	14,252	14,462

	Total Bancorp shareholders’ equity	18,970	20,177	22,210	22,524	22,926
Less:	Preferred stock	(2,116)	(2,116)	(2,116)	(2,116)	(2,116)
	Goodwill	(4,926)	(4,514)	(4,514)	(4,514)	(4,259)
	Intangible assets	(194)	(145)	(156)	(169)	(117)
	Tangible common equity, including AOCI (l)	11,734	13,402	15,424	15,725	16,434
Less:	AOCI	2,644	1,096	(1,207)	(1,637)	(1,974)
	Tangible common equity, excluding AOCI (m)	14,378	14,498	14,217	14,088	14,460
Add:	Preferred stock	2,116	2,116	2,116	2,116	2,116
	Tangible equity (n)	16,494	16,614	16,333	16,204	16,576

	Total assets	206,782	211,459	211,116	207,731	205,390
Less:	Goodwill	(4,926)	(4,514)	(4,514)	(4,514)	(4,259)
	Intangible assets	(194)	(145)	(156)	(169)	(117)
	Tangible assets, including AOCI (o)	201,662	206,800	206,446	203,048	201,014
Less:	AOCI, before tax	3,347	1,387	(1,528)	(2,072)	(2,499)
	Tangible assets, excluding AOCI (p)	$205,009	$208,187	$204,918	$200,976	$198,515

	Common shares outstanding (q)	686	686	683	690	704

	Tangible equity (n) / (p)	8.05%	7.98%	7.97%	8.06%	8.35%
	Tangible common equity (excluding AOCI) (m) / (p)	7.01%	6.96%	6.94%	7.01%	7.28%
	Tangible common equity (including AOCI) (l) / (o)	5.82%	6.48%	7.47%	7.74%	8.18%
	Tangible book value per share (including AOCI) (l) / (q)	$17.10	$19.54	$22.58	$22.79	$23.34
	Tangible book value per share (excluding AOCI) (m) / (q)	$20.96	$21.13	$20.82	$20.42	$20.54

Fifth Third Bancorp and Subsidiaries
Non-GAAP Reconciliation
$ in millions	For the Three Months Ended
(unaudited)	June	March	June
	2022	2022	2021
Net income (r)	$562	$494	$709
Net income (annualized) (s)	2,254	2,003	2,844

Adjustments (pre-tax items)
Valuation of Visa total return swap	18	11	37
Business disposition charges	6	—	—
Adjustments, after-tax (t)(a)	19	8	28

Noninterest income (u)	676	684	741
Valuation of Visa total return swap	18	11	37
Business disposition charges	6	—	—
Adjusted noninterest income (v)	700	695	778

Noninterest expense (w)	1,112	1,222	1,153

Adjusted net income (r) + (t)	581	502	737
Adjusted net income (annualized) (x)	2,330	2,036	2,956

Adjusted tangible net income available to common shareholders (h) + (t)	554	491	710
Adjusted tangible net income available to common shareholders (annualized) (y)	2,222	1,991	2,848

Average assets (z)	$205,897	$209,150	$206,353

Return on average tangible common equity (i) / (j)	17.5%	13.4%	16.6%
Return on average tangible common equity excluding AOCI (i) / (k)	14.7%	13.5%	18.9%
Adjusted return on average tangible common equity, including AOCI (y) / (j)	18.2%	13.6%	17.3%
Adjusted return on average tangible common equity, excluding AOCI (y) / (k)	15.2%	13.7%	19.7%

Return on average assets (s) / (z)	1.09%	0.96%	1.38%
Adjusted return on average assets (x) / (z)	1.13%	0.97%	1.43%
Efficiency ratio (FTE) (w) / [(a) + (u)]	55.1%	64.9%	59.1%
Adjusted efficiency ratio (w) / [(a) + (v)]	54.5%	64.6%	58.0%
Total revenue (FTE) (a) + (u)	$2,018	$1,882	$1,952
Adjusted total revenue (FTE) (a) + (v)	$2,042	$1,893	$1,989
Pre-provision net revenue (PPNR) (a) + (u) - (w)	$906	$660	$799
Adjusted pre-provision net revenue (PPNR) (a) + (v) - (w)	$930	$671	$836
Totals may not foot due to rounding; (a) Assumes a 23% tax rate